PUBLIC STORAGE, INC.
          Exhibit 11 - Statement Re: Computation of Earnings Per Share

                                                              For the three months ended            For the nine months ended
                                                                     September 30,                        September 30,
                                                             ---------------------------------    ------------------------------
Earnings Per Share:                                                1998             1997               1998            1997
------------------------------------------------             ----------------  ---------------    ---------------  -------------
                                                                      (Amounts in thousands, except per share data)

Net income                                                      $  62,286          $  46,548        $ 167,849         $ 133,117

Less: Preferred Stock dividends:
   10% Cumulative Preferred Stock, Series A                        (1,140)            (1,141)         (3,420)            (3,422)
   9.20% Cumulative Preferred Stock, Series B                      (1,372)            (1,372)         (4,116)            (4,116)
   Adjustable Rate Preferred Stock, Series C                         (506)              (557)         (1,518)            (1,673)
   9.50% Cumulative Preferred Stock, Series D                        (713)              (712)         (2,139)            (2,138)
   10.0% Cumulative Preferred Stock, Series E                      (1,372)            (1,372)         (4,116)            (4,116)
   9.75% Cumulative Preferred Stock, Series F                      (1,401)            (1,402)         (4,203)            (4,205)
   8.875% Cumulative Preferred Stock, Series G                     (3,828)            (3,827)        (11,484)           (11,482)
   8.45% Cumulative Preferred Stock, Series H                      (3,565)            (3,564)        (10,695)           (10,694)
   8.625% Cumulative Preferred Stock, Series I                     (2,156)            (2,156)         (6,468)            (6,468)
   8.00% Cumulative Preferred Stock, Series J                      (3,000)            (1,085)         (9,000)            (1,085)
   8.25% Convertible Preferred Stock                                    -             (1,128)         (2,163)            (3,407)
   Convertible Preferred Stock, Series CC                               -                  -               -            (15,328)
                                                             ----------------  ---------------    ---------------  -------------
       Total preferred dividends                                  (19,053)           (18,316)        (59,322)           (68,134)
                                                             ----------------  ---------------    ---------------  -------------

Net income allocable to common shareholders                     $  43,233          $  28,232       $ 108,527          $  64,983
                                                             ================  ===============    ===============  ==============
Weighted average common shares outstanding:

   Basic - weighted average common shares outstanding             116,421            102,964         113,311              96,586
   Net effect of dilutive stock options - based on
     treasury stock method using average market price                 305                572             451                 568
                                                             ----------------  ---------------    ---------------  -------------
     Diluted weighted average common shares outstanding           116,726            103,536         113,762              97,154
                                                             ================  ===============    ===============  ==============
Basic earnings per common share                                    $0.37              $0.27            $0.96              $0.67
                                                             ================  ===============    ===============  ==============
Diluted earnings per common share                                  $0.37              $0.27            $0.95              $0.67
                                                             ================  ===============    ===============  ==============

                                   Exhibit 11


                                                               For the three months ended          For the nine months ended
                                                                      September 30,                       September 30,
                                                             ---------------------------------    ------------------------------
Diluted Earnings per Share, assuming conversion of
   anti-dilutive securities:                                      1998              1997              1998             1997
------------------------------------------------             ----------------  ---------------    ---------------  -------------
                                                                      (Amounts in thousand, except per share data)

Net income allocable to common shareholders per
   calculation above                                           $  43,233        $  28,232          $ 108,527       $  64,983

Add back applicable dividends paid to holders of
   Convertible Preferred Stocks:
          8.25% Convertible Preferred Stock                            -            1,128              2,163           3,407
          Series CC Preferred Stock                                    -                -                  -           1,916
                                                             ----------------  ---------------    ---------------  -------------

Net income allocable to common shareholders for
   purposes of determining Diluted Earnings per Share,
   assuming conversion of anti-dilutive securities             $  43,233        $  29,360          $ 110,690       $  70,306
                                                             ================  ===============    ===============  ==============

Diluted weighted average common shares outstanding               116,726          103,536            113,762          97,154

Pro  forma  weighted  average common shares  assuming
     conversion of Convertible Preferred Stock:
          8.25% Convertible Preferred Stock                            -            3,689              2,357           3,717
          Series CC Preferred Stock                                    -                -                  -             688
                                                             ----------------  ---------------    ---------------  -------------

Weighted average common shares for purposes of
   computation of Diluted Earnings per Share, assuming
   conversion of anti-dilutive securities                        116,726          107,225            116,119         101,559
                                                             ================  ===============    ===============  ==============

Diluted Earnings per Common Share, assuming conversion
   of anti-dilutive securities (1)                                 $0.37            $0.27              $0.95           $0.69
                                                             ================  ===============    ===============  ==============

          (1) Such amounts are anti-dilutive and are not presented in the Company's consolidated financial statements.

      In addition, the Company has 7,000,000 shares of Class B Common Stock which are convertible into shares of the Company's Common Stock subject to the attainment of certain earnings milestone by the Company. As these earnings milestones have not been met, the conversion has not been assumed.

                                   Exhibit 11